UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Plantronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0207692
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices, including Zip Code)

_______________________________

2003 STOCK PLAN, as amended and restated

2002 EMPLOYEE STOCK PURCHASE PLAN, as amended and restated

(Full title of the plan)

_______________________________

Joseph Burton
President and Chief Executive Officer
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
(831) 426-5858
(Name, address and telephone number, including area code, of agent for service)

_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value, to be issued under the 2003 Stock Plan, as amended and restated ("Plan")	1,000,000	$38.85	$38,850,000	$5,044
Common Stock, $0.01 par value, to be issued under the 2002 Employee Stock Purchase Plan, as amended and restated ("ESPP")	300,000	$38.85	$11,655,000	$1,514

(1)
The number of shares to be registered under this registration statement is the number of additional shares authorized for issuance under the Plan and ESPP, respectively, as approved by stockholders at the Plantronics 2019 annual meeting of stockholders. This registration statement also shall cover any additional shares of Registrant's common stock that become issuable under the Plan or the ESPP by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of common stock.

(2)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. The maximum offering price per share is based on $38.85, which is the average of the high and low reported prices of the Common Stock as reported on the New York Stock Exchange on October 31, 2019, because the prices at which the shares will be purchased in the future are not currently determinable.

PLANTRONICS, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents and information heretofore filed with the Securities and Exchange Commission ("SEC") are hereby incorporated by reference:
Item 3(a)
The Registrant's Annual Report on Form 10-K for the year ended March 30, 2019, as filed with the SEC on May 17, 2019.
Item 3(b)
The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 29, 2019, as filed with the SEC on August 6, 2019, as amended by the Registrant's Quarterly Report on Form 10-Q/A filed with the SEC on August 13, 2019 and the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 28, 2019, as filed with the SEC on November 5, 2019.
The Registrant's Current Reports on Form 8-K, as filed with the SEC on May 10, 2019, May 17, 2019, July 1, 2019, and November 5, 2019.
Item 3(c)
The description of the Registrant's common stock contained in Item 1 of the Registrant's registration statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), as filed on December 20, 1993, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers. This may, under certain circumstances, include indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") as well as for expenses incurred in that regard. The DGCL further provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.
Article Nine of the Registrant's 2009 Restated Certificate of Incorporation, provides that to the fullest extent permitted by the DGCL, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director.
Article 5 of the Registrant's Amended and Restated Bylaws ("Bylaws") provides, in relevant part, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise at any time during which the bylaw is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant the bylaw is sought or at the time any proceeding relating thereto exists or is brought), shall be indemnified and held harmless by the Registrant to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding). The Registrant's Bylaws also provide that the Registrant may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.
The Registrant has entered into Indemnification Agreements with its officers and directors, the form of which has been previously filed with the SEC.
The Registrant maintains standard indemnification insurance under which coverage is provided with respect to acts or omissions by the Registrant's directors, officers and key employees.

Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

5.1	Opinion of counsel as to the legality of securities being registered.
10.1*	Plantronics, Inc. 2002 Employee Stock Purchase Plan, as amended and restated
10.2*	Plantronics, Inc. 2003 Stock Plan, as amended and restated
23.1	Consent of counsel (contained in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (see signature page).
* Incorporated by reference to Exhibits 10.1 and 10.2 of the Current Report on Form 8-K as filed with the SEC on July 1, 2019.

Item 9. Undertakings
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on November 5, 2019.

PLANTRONICS, INC.

By:	/s/ Charles D. Boynton
Name:	Charles D. Boynton
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe Burton, Chuck Boynton and Mary Huser, jointly and severally, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all of each said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Burton
(Joseph Burton)	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2019

/s/ Charles D. Boynton
(Charles D. Boynton)	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2019

/s/ Robert Hagerty
(Robert Hagerty)	Chairman of the Board and Director	November 5, 2019

/s/ Marv Tseu
(Marv Tseu)	Vice-Chairman of the Board and Director	November 5, 2019

/s/ Frank Baker
(Frank Baker)	Director	November 5, 2019

/s/ Kathy Crusco
(Kathy Crusco)	Director	November 5, 2019

/s/ Brian Dexheimer
(Brian Dexheimer)	Director	November 5, 2019

/s/ Gregg Hammann
(Gregg Hammann)	Director	November 5, 2019

/s/ John Hart
(John Hart)	Director	November 5, 2019

/s/ Guido Jouret
(Guido Jouret)	Director	November 5, 2019

/s/ Marshall Mohr
(Marshall Mohr)	Director	November 5, 2019

/s/ Dan Moloney
(Dan Moloney)	Director	November 5, 2019